EXHIBIT 10.30

November 9, 2005

Jane Tollinger

c/o iVillage Inc.

500 Seventh Avenue

New York, NY 10018

Dear Jane:

This letter will reflect the terms of your employment with iVillage effective November 9, 2005 and will constitute an amendment to your employment letter dated September 15, 2000 (the “September 15th Agreement”). It will replace in its entirety any amendment to the September 15th Agreement dated November 10, 2003 (“First Amendment”).

 iVillage and its Board of Directors recognizes your unique contributions to the Company, your role as a key executive and your recent assumption of additional responsibilities and believes it to be in the best interests of the Company to enter into this amendment to assure your continuing services to the Company including, but not limited to, under circumstances in which there is a possible, threatened or actual severance of employment or Change in Control of the Company. Accordingly, the September 15th Letter is amended as follows:

Section (2) of the September 15th Agreement as amended is deleted in its entirety to be replaced with the following:  In the event that iVillage terminates your employment without Cause (as defined herein) or your resign with Good Reason (as defined herein), you will receive severance pay equal to your base salary for a period of one year after the effective date of such termination and in addition an amount equal to your target bonus for the year in which your termination becomes effective (“Severance Pay”). Notwithstanding the foregoing, in the event that you are terminated without cause or resign for Good Reason (as defined below) within twelve (12) months of a Change in Control as defined in Paragraph 6 of the September 15th Agreement, you will be entitled to severance pay equal to your base salary for a period of two years after the effective date of such termination and in addition an amount equal to your target bonus for the year in which your termination becomes effective.  Such severance pay will be provided at the time and in the manner that you currently receive your salary and will be contingent upon your execution of a general release against the Company. iVillage will also reimburse you for the premium costs of COBRA continuation coverage during the Severance Period subject to employee contributions. Your options will continue to vest during the Severance Period and the exercise period will extend twelve months from the end of the Severance Period.

Section (5) of the September 15th Agreement as amended is deleted in its entirety to be replaced by the following:   You may regard your employment as being constructively terminated and may, therefore, resign within thirty (30) days of the your discovery of the occurrence of one or more of the following events, any of which shall constitute “good reason” for such resignation:

(e)                                  Without your prior written consent, the assignment to you of any duties materially inconsistent with the your position, duties, responsibilities and status with the Company as set forth in this Agreement whether before or after a “change in control” event or otherwise;

(f)                                    A reduction by the Company of the your base salary or of any bonus compensation formula applicable to you;

(g)                                 The Company or any affiliate(s) requiring that you to be based anywhere other than within twenty-five (25) miles of the area in which you reside, except for required travel on the Company’s or an affiliate’s business to an extent substantially consistent with your present business travel obligations;

(h)                                 A breach by the Company of any material provision of this Agreement or any other agreement between the Company and you, which breach is not cured within thirty (30) days following the delivery to the Company of written notice reasonably describing the alleged breach; and/or

Paragraph 3 of the First Amendment is amended and replaced with the following:

(b)                                 The Company agrees that effective November 9, 2005, your base salary will be increased to $339,000. In addition you will be eligible to receive a discretionary annual bonus amount equal to 50% of your base salary.

Fringe Benefits. The Company shall make Employee the beneficiary of, and Employee shall receive the standard package of, fringe benefits the Company generally provides to its other senior executive officers including, without limitation, the ability to participate in any stock option plan, restricted stock plan, phantom stock plan, deferred compensation plan or other compensation or benefit plans. Fringe benefits to be included in this standard benefit package include, but are not limited to, medical and dental insurance coverage, continuing education reimbursement, disability insurance, paid vacation, holidays and sick leave. Participation in such fringe benefit programs will be subject to certain employee contributions that may from time to time regularly be applicable to such programs.

Thank you for your continued contributions to iVillage.

Very truly yours,

i VILLAGE INC.

	By:	/s/ Douglas W. McCormick
Douglas McCormick
Title: Chief Executive Officer

ACCEPTED AND ACKNOWLEDGED
AS OF THE DATE FIRST WRITTEN ABOVE:

/s/ Jane Tollinger
Jane Tollinger